UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NEW FRONTIER MEDIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	84-1084061
(State of Incorporation or Organization)	(IRS Employer Identification No.)

6000 Spine Road, Suite 100,

Boulder, Colorado, 80301

(Address of principal executive offices and zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

Securities Act registration statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(g) of the Act:  Preferred Stock Purchase Rights

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The undersigned registrant (the “Registrant”) hereby amends the following items, exhibits or other portions of its Application for Registration on Form 8-A filed with the SEC on December 5, 2001 with respect to its Preferred Stock Purchase Rights (the “Original Form 8-A”).

Item 1.      Description of Registrant’s Securities to be Registered.

The Original Form 8-A was previously amended by Amendment No. 1 filed by the Registrant on October 3, 2008 (“Amendment No.1”) and by Amendment No. 2 filed by the Registrant on November 3, 2011 (“Amendment No.2”). This Amendment No. 3 is being filed to amend the Registrant’s Original Form 8-A, as previously amended by Amendment No. 1 and Amendment No. 2, to include the Amendment, dated as of October 15, 2012 (the “Amendment”), to the Amended and Restated Rights Agreement between the Registrant and Corporate Stock Transfer, Inc., as Rights Agent, dated as of August 1, 2008 and as amended as of October 31, 2011 (as amended, the “Rights Agreement”).

The Amendment was entered into to clarify that (1) neither LFP Broadcasting, LLC, a Delaware limited liability company (“Parent”), Flynt Broadcast, Inc., a Colorado corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), nor any of their Affiliates or Associates (as such terms are defined in the Rights Agreement) shall be deemed an Acquiring Person (as such term is defined in the Rights Agreement) under the Rights Agreement and (2) neither a Stock Acquisition Date, a Distribution Date, a Section 11(a)(ii) Event nor a Section 13 Event (as such terms are defined in the Rights Agreement) shall be deemed to occur as a result of the approval, execution, delivery, performance or public announcement of the Agreement and Plan of Merger, dated as of October 15, 2012, by and among the Registrant, Parent and Merger Sub (the “Merger Agreement”) or the consummation or public announcement of the tender offer, the merger, top-up option or any of the other transactions contemplated by the Merger Agreement. In addition, the Amendment provides that the Rights Agreement shall expire immediately prior to the effective time of the merger of Merger Sub with and into the Registrant, pursuant to the Merger Agreement.

Item 1 of the Original Form 8-A and the description of the Preferred Share Purchase Rights incorporated therein, as amended by Amendment No. 1 and Amendment No. 2, are hereby amended to reflect the Amendment.

Item 2. Exhibits.

1.                                                                    Amended and Restated Rights Agreement, which includes as Appendix A the form of Certificate of Designation, Preferences and Rights of Series A Preferred Stock, as Appendix B the related form of Rights Certificate, and as Appendix C the related Summary of Rights to Purchase Series A Preferred Stock (incorporated by reference to Exhibit 4.01 to Registrant’s Form 8-K (File No. 000-23697) filed August 1, 2008).

2.                                                                    Amendment, effective as of October 31, 2011, to Amended and Restated Rights Agreement (incorporated by reference to Exhibit 3.01 to Registrant’s Form 8-K (File No. 000-23697) filed October 31, 2011).

3.                                                                    Amendment, dated as of October 15, 2012, to Amended and Restated Rights Agreement (incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K (File No. 000-23697) filed October 16, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NEW FRONTIER MEDIA, INC.

	By:	/s/ Marc Callipari
	Name:	Marc Callipari
	Title:	Chief Legal Officer

Date: October 17, 2012

EXHIBIT INDEX

1.                                                                    Amended and Restated Rights Agreement, which includes as Appendix A the form of Certificate of Designation, Preferences and Rights of Series A Preferred Stock, as Appendix B the related form of Rights Certificate, and as Appendix C the related Summary of Rights to Purchase Series A Preferred Stock (incorporated by reference to Exhibit 4.01 to Registrant’s Form 8-K (File No. 000-23697) filed August 1, 2008).

2.                                                                    Amendment, effective as of October 31, 2011, to Amended and Restated Rights Agreement (incorporated by reference to Exhibit 3.01 to Registrant’s Form 8-K (File No. 000-23697) filed October 31, 2011).

3.                                                                    Amendment, dated as of October 15, 2012, to Amended and Restated Rights Agreement (incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K (File No. 000-23697) filed October 16, 2012).